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                                                                 Exhibit (h)(18)

                            CALAMOS INVESTMENT TRUST

                     AMENDMENT TO INTERNET ACCESS AGREEMENT

     This is an amendment (the "Amendment") to the Internet Access Agreement, dated September 11, 2000, by and between Calamos Investment Trust and U.S. Bancorp Fund Services, LLC, (as amended, restated, modified or supplemented from time to time, collectively, the "Agreement").

     In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:

     The separate series of Calamos Investment Trust set forth on each of Exhibit A and Exhibit B of the Agreement are hereby replaced with the following:

          NAME OF SERIES

          Calamos Growth Fund
          Calamos Blue Chip Fund
          Calamos Value Fund
          Calamos Growth and Income Fund
          Calamos International Growth Fund
          Calamos Global Growth and Income Fund
          Calamos High Yield Fund
          Calamos Convertible Fund
          Calamos Market Neutral Income Fund
          Calamos Multi-Fund Blend
          Calamos Global Equity Fund
          Calamos Government Money Market Fund

     All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.

     Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.

Dated: May 8, 2007

CALAMOS INVESTMENT TRUST                U.S. BANCORP FUND SERVICES, LLC


By: /s/ James S. Hamman, Jr.            By: /s/ Michael R. McVoy
   ----------------------------------      -------------------------------------
Name: James S. Hamman, Jr.              Name: Michael R. McVoy
Title: Secretary                        Title: Senior Vice President